Exhibit 4.38

MOBILEWOO TECHNOLOGY HOLDINGS LIMITED

SECOND AMENDED AND RESTATED MEMBERS AGREEMENT

This Second Amended and Restated Members Agreement (the “Agreement”) is made as of October 14, 2014, by and among:

(A) MobileWoo Technology Holdings Limited, a Cayman Islands company (the “Company”);

(B) MobileWoo (China) Technology Development Limited , a company organized and existing under the laws of Hong Kong (the “HK Sub”);

(C) Beijing MobileWoo Technology Co., Ltd. , a company organized and existing under the laws of the People’s Republic of China (the “PRC”, which for the purpose of this Agreement shall exclude Hong Kong, Taiwan and Macau) (the “WFOE”);

(D) Beijing MobileWo Information Technology Co., Ltd. , a company organized and existing under the laws of the PRC (“Beijing M15”);

(E) Beijing MobileWu Information Technology Co., Ltd. , a company organized and existing under the laws of the PRC (“Beijing MobileWu”, together with Beijing M15, each a “Domestic Company” and collectively, the “Domestic Companies”);

(F) Shenzhen Taoshenbian Electronic Commerce Co., Ltd. , a company organized and existing under the laws of the PRC (“Shenzhen Taoshenbian”, together with the WFOE and the Domestic Companies, each a “PRC Group Company” and together, the “PRC Group Companies”);

(G) the Purchaser as set forth on Exhibit A hereto (the “Purchaser” or the “Investor”);

(H) MobileWoo Technology Limited, a company incorporated in the British Virgin Islands, (the “Founders’ BVI Holding Entity”); and

(I) the individuals listed on Exhibit B hereto (the “Founders”).

The Company, the HK Sub and the PRC Group Companies are collectively referred to as the “Group Companies” and each a “Group Company”. The Purchaser, the Founders’ BVI Holding Entity and the Founders are each sometimes referred to herein as a “Member” and, collectively, the “Members”.

RECITALS

A. The Group Companies, Mr. Zhi Zhu , the Founders’ BVI Holding Entity, the Purchaser and other parties entered into the MobileWoo Technology Holdings Limited Shares Purchase Agreement on October 2, 2014 (the “Purchase Agreement”) pursuant to which the Purchaser will purchase a certain number of Series A Preferred Shares (as defined below) and Series B Preferred Shares (as defined below) of the Company.

B. Pursuant to the Purchase Agreement, it is a condition to the closing (the “Closing”) of the transactions contemplated by the Purchase Agreement that the parties hereto enter into this Agreement.

C. The Group Companies, the Founders, the Founders’ BVI Holding Entity and the Purchaser all desire that the transactions contemplated by the Purchase Agreement be consummated.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

(Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement)

1.	Covenants of the Company and the Investor.

1.1 Financial Information; Inspection Rights.

(a) Financial Information. The Company will mail the following reports (in accordance with the provisions set forth in Section 4.8 hereof) to the Investor so long as it, together with its affiliates, related individuals or entities, continues to hold Preferred Shares (as defined below) and/or Ordinary Shares (as defined below) issued upon conversion of the Preferred Shares (appropriately adjusted for Recapitalizations (as defined below)).

(i) As soon as practicable after the end of each fiscal year, and in any event within sixty (60) days thereafter, audited annual consolidated financial statements (including a balance sheet, income statement and cash flow statement) of the Group Companies, if any, for or as of the end of such fiscal year, prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) by an accredited accounting firm of international standing selected by the Board of Directors, including the Sungy Director (as defined in the Articles (as defined below)) and accepted by the Investor.

(ii) As soon as practicable, and in any event within twenty (20) days after the end of each quarterly accounting period in each fiscal year of the Company, unaudited quarterly consolidated financial statements (including a balance sheet, income statement and cash flow statement) of the Company.

(iii) As soon as practicable, and in any event within fifteen (15) days, after the end of each month, unaudited monthly consolidated financial statements (including a balance sheet, income statement and cash flow statement) of the Company.

(iv) As soon as practicable, and in any event at least forty-five (45) days prior to the beginning of each fiscal year, an annual budget and business plan for such fiscal year.

(b) Inspection Rights. The Company will afford to the Investor, and to the Investor’s accountants, counsel and other representatives reasonably acceptable to the Company, reasonable access during normal business hours to all of the Company’s respective properties, books and records. The Investor shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. An Investor may exercise its rights under this Section 1.1(b) only for purposes reasonably related to its interests under this Agreement and related agreements.

(c) An Investor’s rights under this Section 1.1 may be assigned to (i) a transferee or assignee in connection with any transfer or assignment by such Investor of Preferred Shares and/or Ordinary Shares issued upon conversion of the Preferred Shares, (ii) any partner or retired partner of any such Investor which is a partnership (or any member or retired member of any such Investor which is a limited liability company), (iii) any affiliated fund of any such Investor, or (iv) any family member or trust for the benefit of any such Investor which is an individual, provided in each case that: (A) such transfer may otherwise be effected in accordance with applicable securities laws, and (B) the Company is given prompt written notice of the transfer, (C) such assignee or transferee agrees to be bound by the terms of this Agreement.

1.2 Stock Options. Options to purchase Ordinary Shares shall be granted from time to time under such arrangements, contracts or plans as approved by the Board of Directors (including the Sung Director). Each recipient of an option to purchase Ordinary Shares under the Company’s stock option plan (the “Plan”) shall enter into an option agreement with the Company. Unless otherwise expressly approved by the Board of Directors, including the Sungy Director, Ordinary Shares purchased upon exercise of options to purchase Ordinary Shares of the Company issued after the Closing to employees of the Company under the Plan or otherwise, shall be subject to standard restrictions including but not limited to right of first refusal upon transfer and market stand-off, and upon exercise of such options, each optionee shall, if required by the Company, sign an Adoption Agreement to adopt this Agreement and the Right of First Refusal and Co-Sale Agreement entered into by and among the Group Companies, the Founders’ BVI Holding Entity, the Investor and the Founders dated as of even date herewith. Furthermore, unless otherwise expressly approved by the Board of Directors, including the Sungy Director, options to purchase Ordinary Shares of the Company issued to employees of the Company under the Plan or otherwise, shall also be subject to four (4) year vesting provisions as follows: twenty-five percent (25%) of the shares subject to such options shall vest on the first anniversary of the issuance of such options and one forty-eighth (1/48th) of the shares subject to such options shall vest monthly over the next three (3) years. Unless otherwise expressly approved by the Board of Directors, including the Sungy Director, there shall be no acceleration of the vesting of shares subject to options granted under the Plan. The Company shall have a repurchase option on any unvested shares at the lower of the original purchase price of such shares paid by such optionee and the fair market value of such shares at the time the Company exercises its right to repurchase. The Company shall exercise this repurchase option unless otherwise approved by the Board of Directors, including the Sungy Director.

1.3 Option to Repurchase Founders’ Shares.

Ordinary Shares of the Company held by each Founder through the Founders’ BVI Holding Entity shall be subject to two (2) year vesting provisions as follows: fifty percent (50%) of the shares shall vest immediately upon the first anniversary of the Closing, and one over twenty-four (1/24) of the shares shall vest monthly over the next one (1) year; provided, however, that each Founder shall acquire a fully vested interest in all Ordinary Shares held by him (i) in the event that he is terminated by the Company without Cause, (ii) upon the occurrence of a Change of Control (as defined below) at no fault of the Founder and the Founder is terminated without Cause, or (iii) upon the closing of the Qualified IPO (as defined below). Unless otherwise approved by the Board of Directors, including the Sungy Director, the Company shall exercise its option to repurchase all unvested shares pursuant to the Share Restriction Agreement among the Company, each Founder and other parties listed therein dated October 2, 2014, at cost of the Company pursuant to the terms listed therein. For the purposes of the Agreement, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Founder’s duties to any of the Group Companies (other than as a result of a disability) resulting in material and adverse effect to the operation of any of the Group Companies; (ii) repeated and continued failure to perform his substantial duties and responsibilities to any of the Group Companies (including, but not limited to his compliance with any written policy of any of the Group Companies) in good faith after having been offered proper training or reasonable opportunity and time to cure such failure; (iii) commission of any act of fraud or violation of any applicable laws, rules and regulations with respect to any of the Group Companies, which has resulted in material harm to the business affairs or reputation of any of the Group Companies in the reasonable determination of the Board of Directors; or (iv) conviction of a felony or a crime involving moral turpitude if such felony or crime could cause material harm to the business affairs or reputation of to any of the Group Companies in the reasonable determination of the Board of Directors.

1.4 Articles of Association.

The Company shall abide by, and take all actions necessary to achieve the economic effect of, all of its obligations under the Company’s Third Amended and Restated Memorandum of Association and the Articles (as defined below), including, but not limited to, the provisions related to the conversion of the Preferred Shares, the adjustment to the conversion prices of the Preferred Shares, the declaration and payment of dividends, the winding up of the Company and payment of liquidation preferences on the Preferred Shares.

1.5 Incorporation of Certain Provisions from the Articles.

(a) The following provisions of the Articles shall be incorporated by reference into this Agreement and shall be enforceable as if such provisions were part of this Agreement.

(i) Article 11 (Variation of Rights of Shares);

(ii) Articles 12 – 17 (Conversion of Preferred Shares);

(iii) Articles 18 – 23 (Adjustments to Conversion Prices);

(iv) Articles 30 – 31 (General Meeting);

(v) Article 32 (Notice of General Meetings);

(vi) Articles 33 – 41 (Proceedings at General Meetings); and

(vii) Articles 59 – 66 (Directors; Proxies);

(viii) Articles 67 – 71 (Powers and Duties of Directors);

(ix) Article 72 (Protective Provisions);

(x) Articles 74 – 83 (Proceedings of Board of Directors);

(xi) Article 84 (Appointment and Removal of Directors);

(xii) Articles 85 – 89 (Director Resignation, Removals and Vacancies);

(xiii) Articles 93 – 100 (Dividends);

(xiv) Articles 113-115 (Winding Up); and

(xv) Article 116 (Indemnity).

(b) Notwithstanding anything to the contrary in this Agreement, (i) any amendment or waiver of any of the foregoing provisions of the Articles may be effected in accordance with the terms of the Articles and applicable law without regard to any terms of this Agreement (including without limitation the amendment or waiver provisions of this Agreement), (ii) no amendment or waiver of any provision of the Articles shall result in an amendment or waiver of any provision of this Agreement (except that in the case of an amendment or waiver of any of the foregoing provisions of the Articles, such provisions (as amended or waived) shall automatically be incorporated by reference herein as so amended or waived without the necessity of any further action or approval of the parties to this Agreement) and (iii) no amendment or waiver of any provision of this Agreement (including without limitation this Section 1.5) shall be deemed to effect an amendment or waiver of any provision of the Articles.

1.6 Passive Foreign Investment Company. Upon a determination by the Company, if any Investor or any taxing authority that the Company or any direct or indirect subsidiary has been or is likely to become a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will promptly notify the Investor of such determination and will provide as soon as practicable (but in no event later than ninety (90) days following the end of each taxable year) the Investor with all information reasonably available to the Company or any of its subsidiaries to permit such Investor to (i) accurately prepare all tax returns and comply with any reporting requirements as a result of such determination, (ii) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company or any of its direct or indirect subsidiaries, and comply with any reporting or other requirements incident to such election, and (iii) file a “protective statement” pursuant to Section 1295 of the Code with respect to the Company or any of its direct or indirect subsidiaries, and comply with any reporting or other requirements incident to such statement. The Company agrees, if requested by the Investor, to cooperate with the Investor, including providing any documentation reasonably requested by the Investor, to determine annually whether the Company and each of the entities in which the Company owns or proposes to acquire an equity or ownership interest (directly or indirectly) is or may become a PFIC (including whether any exception to PFIC status may apply). The Company will promptly notify each Investor of any assertion by the Internal Revenue Service that the Company or any of its subsidiaries is, or is likely to become, a PFIC.

1.7 Controlled Foreign Corporation. The Company will provide prompt written notice to the Investor if at any time the Company becomes aware that it or any subsidiary has become a “controlled foreign corporation” (as defined in the Code). Upon request of the Investor from time to time, subject to obtaining the consent of its shareholders to release such information, the Company will promptly provide in writing such information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder reasonably sufficient for the Investor to determine that the Company is not a “controlled foreign corporation.” The Company shall provide the Investor with reasonable access to such other Company information as the Company may then have available to it as may reasonably be required by the Investor to determine the Company’s status as a “controlled foreign corporation” to determine whether such Investor is required to report its pro rata portion of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow the Investor to otherwise comply with applicable United States federal income tax law. The parties hereto shall use commercially reasonable efforts to prevent any future issuance of securities by the Company to the extent that such issuance would result in such shareholder or any direct or indirect investor in such shareholder being considered a “United States shareholder” of the Company within the meaning of Section 951(b) of the Code (a “United States Shareholder”). Without limiting the Company’s obligations as set forth in this Section 1.7, for the avoidance of doubt, neither the Company nor the Founders are responsible for any tax filings of the Investor or for any associated or related costs incurred in connection with such tax filings.

1.8 Control of Subsidiaries. The Company shall institute and shall keep in place arrangements reasonably satisfactory to the Board of Directors (including the Sungy Director) such that the Company (i) will control the operations of any direct or indirect subsidiary of, or entity controlled by, the Company and (ii) will be permitted to properly consolidate the financial results of any direct or indirect subsidiary in the consolidated financial statements for the Company. The composition of the board of directors of each subsidiary of, or entity controlled by, the Company, whether now in existence or formed in the future, shall be reasonably acceptable to the Board of Directors (including the Sungy Director). The Company shall, and shall cause any direct or indirect subsidiaries or entities it controls, to comply with the U.S. Foreign Corrupt Practices Act, as amended. The Company shall take all necessary actions to maintain any direct or indirect subsidiary or entity controlled by the Company, whether now in existence of formed in the future, as is necessary to conduct the Company’s business as conducted or as proposed to be conducted. The Company shall use commercially reasonable efforts to cause each direct or indirect subsidiary of, or entity controlled by, the Company whether now in existence or formed in the future, to comply in all material respects with all applicable laws, rules and regulations.

1.9 Directors and Officers Liability Insurance. If, in a future round of financing, upon reasonable request from the Investor, the Company shall obtain and keep directors liability insurance in the minimum amount of US$250,000 if such coverage is available at commercially reasonable rates. Such coverage will apply only to representative(s) of the Investor and be kept in place for so long as any representative of the Investor serves on the Board of Directors.

1.10 Drag Along.

At any time after the Closing, if the holder(s) of a majority of the Series A Preferred Shares and the Series B Preferred Shares (voting as a single class on as-converted basis) of the Company and the holders of a majority of the Ordinary Shares of the Company (the “Selling Holders”), voting as separate classes, approve a Sales Transaction (as defined below) which values the Company at no less than US$100,000,000, the Selling Holders shall have the right to require the remaining Members of the Company, and upon receipt of a written request from the Selling Holders, the remaining Members of the Company shall have the obligation, to vote all of its shares of the Company held by such remaining Members in favor of such Sales Transaction, or to sell, transfer, convey or assign its Shares (on a pro-rata basis where appropriate) on the same terms and conditions, as the case maybe, so as to give effect to, such bona fide third party’s offer.

For purposes of this Agreement, a “Sales Transaction” shall mean, unless waived by the Investor: (i) any merger, consolidation, tender offer or other business combination in which the shareholders owning a majority of the voting securities of the Company prior to such transaction do not own a majority of the voting securities of the surviving entity, (ii) a voluntary sale of voting securities by the shareholders of the Company to any person in which the shareholders of the Company do not own a majority of the voting securities of the surviving entity (including, without limitation, the ultimate parent company); (iii) a sale of all or substantially all of the assets of the Company; or (iv) a sale or licensing of all or substantially all of the intellectual properties of the Company.

1.11 Termination of Covenants. The covenants set forth in Sections 1.1 to 1. 9 shall terminate and be of no further force or effect immediately prior to the earliest of: (i) the effectiveness of the registration statement for an Qualified IPO; or (ii) with respect to Section 1.1, the date on which the Company is required to file reports with the Commission (as defined below) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

2.	Registration Rights.

2.1 Restrictions on Transferability. The Preferred Shares and the Conversion Shares (as defined below) shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act (as defined below). Each holder of Preferred Shares will cause any proposed purchaser, assignee, transferee or pledgee of any such shares held by such holder to agree in writing to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.

2.2 Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

(a) “Articles” means the Company’s Articles of Association, as amended from time to time.

(b) “Change of Control” shall mean a Sale of Assets, Loss of Control or an Acquisition Transaction (as defined in the Articles).

(c) “Commission” shall mean the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d) “Conversion Shares” means the Ordinary Shares issued or issuable pursuant to conversion of the Preferred Shares.

(e) “Founders” shall mean the individuals listed on Exhibit B hereto.

(f) “Founders’ Shares” shall mean the Ordinary Shares held on record and/or beneficially by the Founders as of the date of this Agreement as set forth on Exhibit B hereto or subsequently acquired by the Founders.

(g) “Holder” shall mean (i) any Investor holding Registrable Securities, and (ii) any person holding Registrable Securities to whom the rights under this Section 2 have been transferred in accordance with Section 2.13 hereof; provided, however, that for purposes of this Agreement, a holder of Preferred Shares shall be deemed to be a Holder of the Registrable Securities issuable upon conversion of such Preferred Shares, as the case may be, and that Holders of Registrable Securities shall not be required by this Agreement to convert their Preferred Shares into Ordinary Shares in order to exercise registration rights hereunder, until immediately prior to the closing of the relevant offering to which the registration relates.

(h) “Initiating Holders” shall mean any Holders who in the aggregate hold at least ten percent (10%) of the outstanding Registrable Securities.

(i) “IPO” shall mean the Company’s first firm commitment underwritten public offering of any of its securities to the general public pursuant to (a) a registration statement filed under the Securities Act, or (b) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally-recognized securities exchange.

(j) “Ordinary Shares” shall mean Ordinary Shares of the Company with par value of US$0.0001 each, with the rights as described in the Articles.

(k) “Preferred Shares” shall mean the Series A Preferred Shares and Series B Preferred Shares of the Company.

(l) “Qualified IPO” shall mean an IPO in the United States by an internationally recognized investment bank approved by the Board (including the Sungy Director) covering the offer and sale of Ordinary Shares to the public at a public offering price per share corresponding to a pre-IPO valuation of the Company of not less than US$200,000,000.00 with gross proceeds to the Company equals or exceeds US$50,000,000.00 (excluding underwriting discounts, commissions and expenses) or a substantially similar public offering of securities in a jurisdiction and on an internationally recognized securities exchange outside the United States approved by the Board (including the Sungy Director), providing such public offering price, offering proceeds and regulatory approval is reasonably equivalent to the aforementioned public offering in the United States.

(m) “Recapitalizations” shall mean any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the shares of the Company.

(n) “Registrable Securities” means the Conversion Shares and any Ordinary Shares of the Company issued or issuable in respect of such Conversion Shares upon Recapitalizations or any Ordinary Shares otherwise issuable with respect to such Conversion Shares; provided, however, that Ordinary Shares shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold or are available for sale in a single sale in the opinion of counsel for the Company in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

(o) “Registrable Securities then outstanding” (and similar expressions herein) shall mean the number of Ordinary Shares that are Registrable Securities that are then (1) issued and outstanding, or (2) issuable pursuant to the conversion of then outstanding Preferred Shares.

(p) The terms “register,” “registered” and “registration” refer to (i) a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, or (ii) in the context of a public offering in a jurisdiction other than the United States, a registration, qualification or filing under the applicable securities laws of such other jurisdiction.

(q) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.5, 2.6 and 2.7 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of one counsel for all Holders, but excluding Selling Expenses.

(r) “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 2.3 hereof.

(s) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(t) “Selling Expenses” shall mean all underwriting discounts, selling commissions and share transfer taxes applicable to the securities registered by the Holders and, except as included in the definition of Registration Expenses above, all fees and disbursements of counsel for any Holder.

(u) “Series A Preferred Shares” shall mean the series A preferred shares of the Company with par value of US$0.0001 each, with the rights as described in the Articles.

(v) “Series B Preferred Shares” shall mean the series B preferred shares of the Company with par value of US$0.0001 each, with the rights as described in the Articles.

2.3 Restrictive Legend. Each certificate representing (i) Preferred Shares, (ii) Conversion Shares, and (iii) any other securities issued in respect of the Preferred Shares or the Conversion Shares upon any share split, share dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.4 below) be stamped or otherwise imprinted with legends substantially in the following form (in addition to any legend required under applicable federal, state, local or non-United States law):

(a) “THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS (A) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR (B) PURSUANT TO RULE 144, OR (C) IN THE OPINION OF THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT.”

(b) “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

The Investor and Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred Shares or the Ordinary Shares in order to implement the restrictions on transfer established in this Section 2.

2.4 Notice of Proposed Transfers. The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.4. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than (i) a transfer not involving a change in beneficial ownership, (ii) in transactions involving the distribution without consideration of Restricted Securities by the holder to any of its partners, members, or retired partners or members, or to the estate of any of its partners or members or retired partners or members, (iii) in transactions in compliance with Rule 144 promulgated under the Securities Act (“Rule 144”), or (iv) transfers by members that are entities to affiliated entities or funds (United States based or non-United States based) (or deemed affiliated entities or funds as set forth on Exhibit A hereto)), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give prompt written notice to the Company of such holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and if reasonably requested by the Company, shall be accompanied, at such holder’s expense, by either (i) a written opinion of legal counsel who shall be, and whose legal opinion shall be, reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company. The transferees shall be bound by the obligations of the transferor in this Agreement and other shareholder agreements, including the Market Standoff (as defined in paragraph 2.14) below. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legends set forth in Section 2.3 above, except that such certificate shall not bear such restrictive legends if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provision of the Securities Act.

2.5 Requested Registration.

(a) Request for Registration. In case the Company, at any time after the earlier of (i) three (3) years after the date of this Agreement, and (ii) six (6) months following a Qualified IPO, shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance with an anticipated aggregate offering price of at least US$3,000,000.00, the Company will:

(i) promptly give written notice of the proposed registration, qualification or compliance to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(2) (A) In any jurisdiction other than the jurisdiction(s) in which the Company has already effected a registered public offering of its equity securities, or (B) if either (i) the Initiating Holders are precluded from exercising their rights under this Section 2.5 by reason of Section 2.5(a)(ii)(5), or (ii) the Company has not effected a registered public offering of its equity securities in any jurisdiction;

(3) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a transaction under Rule 145 promulgated under the Securities Act (“Rule 145”) or with respect to an employee benefit plan), provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(4) After the Company has used its best efforts to effect two (2) such registrations pursuant to this subparagraph 2.5(a);

(5) If the Initiating Holders may dispose of shares of Registrable Securities pursuant to a registration statement on Form S-3 or Form F-3 under the Securities Act as in effect on the date hereof or any successor form under the Securities Act (“Form S-3/F-3”) pursuant to a request made under Section 2.7 hereof;

(b) Underwriting. In the event that a registration pursuant to Section 2.5 is for a registered public offering involving an underwriting, the Company shall so advise the Holders as part of the notice given pursuant to Section 2.5(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.5 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 2.5, and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent requested shall be limited to the extent provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company, but subject to reasonable approval of a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.5, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated, among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement, provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all securities that are not Registrable Securities are first entirely excluded from the underwriting and registration. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such Holder shall be excluded therefrom by written notice to the Holder from the Company. The Registrable Securities and/or other securities so excluded shall also be excluded from registration, and such Registrable Securities shall not be transferred in a public distribution prior to ninety (90) days after the effective date of such registration, or such other shorter period of time as the underwriters may require.

2.6 Company Registration.

(a) Notice of Registration. If at any time or from time to time the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Rule 145 transaction, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Company, by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.6(a)(i). In such event the right of any Holder to registration pursuant to this Section 2.6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.6, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit on a pro rata basis the number of Registrable Securities to be included in such registration and underwriting, provided, that there shall first be excluded from such registration all securities that are not Registrable Securities. No such reduction shall reduce the amount of securities of the selling Holders included in the registration below twenty-five percent (25%) of the total amount of securities included in such registration. Notwithstanding the foregoing, if such offering is the Qualified IPO, any or all of the Registrable Securities of the Holders may be excluded in accordance with this Section 2.6(b) provided that any and all securities of the Company to be sold by other selling shareholders are also excluded. The Company shall so advise all Holders and other holders distributing their securities through such underwriting and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all the Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holder at the time of filing the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, the Company may round the number of shares allocated to any Holder or holder to the nearest 100 shares. If any Holder or holder disapproves of the terms of any such underwriting, such Holder shall be excluded therefrom by written notice to the Holder from the Company. Any securities excluded from such underwriting shall be excluded from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto, or such other shorter period of time as the underwriters may require.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.6 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. Registration Expenses of such withdrawn registration shall be borne by the Company.

2.7 Registration on Form S-3/F-3.

(a) If any Holder or Holders who in the aggregate hold at least ten percent (10%) of the outstanding Registrable Securities (“S-3/F-3 Initiating Holders”) request that the Company file a registration statement on Form S-3/F-3 (or any successor form to Form S-3/F-3) for a public offering of shares of the Registrable Securities for which the reasonably anticipated aggregate price to the public would exceed US$3,000,000.00 and the Company is a registrant entitled to use Form S-3/F-3 to register the Registrable Securities for such an offering, the Company shall use its best efforts to cause such Registrable Securities to be registered for the offering on such form and to cause such Registrable Securities to be qualified in such jurisdictions as such Holder or Holders may reasonably request, provided, however, that the Company shall not be required to effect more than two (2) registrations pursuant to this Section 2.7 in any twelve (12) month period. The Company shall inform other Holders of the proposed registration and offer them the opportunity to participate. The substantive provisions of Section 2.5(b) shall be applicable to each registration initiated under this Section 2.7.

(b) Notwithstanding the foregoing, the Company shall not be obligated to take any action pursuant to this Section 2.7: (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or (ii) during the six (6) month period following the effective date of any registration statement pertaining to any underwritten registration of securities of the Company in which Holders have piggyback registration rights under Section 2.6 (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan).

2.8 Expenses of Registration. All Registration Expenses shall be borne by the Company, provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.5 hereof if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.5 hereof, provided, further, however, that if the requested registration is withdrawn and at the time of such withdrawal the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses or to forfeit their right to one demand registration and shall retain their rights pursuant to Section 2.5 hereof. All Selling Expenses incurred in connection with all registrations pursuant to Sections 2.5, 2.6 and 2.7 hereof shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered.

2.9 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will use its commercially reasonable efforts to:

(a) prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for ninety (90) days or until the distribution described in the Registration Statement has been completed, whichever is shorter;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(c) furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities; and

(d) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

2.10 Indemnification.

(a) To the maximum extent permitted by law, the Company will indemnify each Holder, each of its officers, directors, trustees and partners and any underwriter (as defined in the Securities Act) for such Holder, and each person controlling such Holder or underwriter within the meaning of Section 15 of the Securities Act (each an “Indemnified Person”), with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of the Securities Act, the Exchange Act or any other federal, state or foreign securities law or any rule or regulation promulgated thereunder applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Indemnified Person and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the Company will not be liable to any specific Indemnified Person in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with information furnished to the Company by such Indemnified Person for use therein. The foregoing indemnity agreement of the Company and Holders is subject to the condition that, insofar as they relate to any violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus is filed with the Commission pursuant to Rule 424(b) of the Securities Act (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Holder if a copy of the Final Prospectus was timely furnished to the party seeking indemnification and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act. It is agreed that the indemnity agreement contained in this Section 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each person who controls the Company within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, trustees, directors, partners, legal counsel, accountants and any underwriter (as defined in the Securities Act) for such Holder and each person controlling such Holder or underwriter within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such other Holders, such directors, officers, trustees, persons, partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company provided for use therein, provided, however, that the indemnity agreement contained in this Section 2.10(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the liability of each Holder under this subsection (b) shall be limited to an amount equal to the proceeds of the shares sold by such Holder in the applicable registration out of which the claims arises, less any applicable underwriting discounts and commissions, except in the case of willful fraud by such Holder.

(c) Each party entitled to indemnification under this Section 2.10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party shall have the option to assume the defense of any such claim or any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and, provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.10 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action and, provided, further, that the Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or separate and different defenses. No claim may be settled without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations, provided, that in no event shall any contribution by a Holder under this Subsection 2.10(d) exceed the net proceeds from the public offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

2.11 Information by Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 2.

2.12 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Ordinary Shares of the Company, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act.

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(c) So long as an Investor owns any Restricted Securities, to furnish to such Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public in the United States), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing the Investor to sell any such securities without registration.

2.13 Transfer of Registration Rights. The rights to cause the Company to register securities granted Holder under Sections 2.5, 2.6 and 2.7 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by the Holder, provided that, (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) the Company is given prompt notice of the transfer, and (iii) such assignee or transferee agrees to be bound by the terms of this Agreement.

2.14 Standoff Agreement. In connection with an IPO, each Member shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares (or other securities) of the Company or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Ordinary Shares (or other securities) of the Company held by such Member (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for a period of one hundred eighty (180) days from the effective date of such registration (the “Standoff Period”), provided, that all officers and directors of the Company and holders of at least ten percent (10%) of the Company’s outstanding voting securities enter into similar agreements (the “Market Standoff”). Notwithstanding the foregoing, if the Company or the underwriter shall release from the terms of the foregoing Market Standoff or such agreements any Ordinary Shares (or other securities) (any such amount released, the “Released Amount”), the Company shall immediately so notify all other Holders in writing and each such Holder shall automatically be released from the Market Standoff provided for in this Section 2.14 that amount of such Holder’s Ordinary Shares (or other securities) subject thereto equal to such Holder’s pro rata share of the Released Amount, determined according to the amount of Registrable Securities held by such Holder (the “Market Standoff Release”). The Company shall use commercially reasonable efforts to require the underwriters to provide for the foregoing Market Standoff provision in any market standoff agreement between the Members of the Company and the underwriters. Each Member agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.

2.15 Delay. If the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its members for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under Sections 2.5 or 2.7 shall be deferred for a period not to exceed one hundred and twenty (120) days from the date of receipt of the written request from the Initiating Holders or S-3/F-3 Initiating Holders (as the case may be), provided, however, that the Company may not exercise its rights under this Section 2.15 more than once in a twelve-month period.

2.16 No Injunction. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.17 Limitation on Subsequent Registration Rights. The Company shall not, without the prior written consent of the Holders holding a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to have registration rights of such securities that are senior to the registration rights of the Holders as set forth in this Section 2.

2.18 Termination. No Holder shall be entitled to exercise any right provided for in this Section 2 (except Sections 2.10 and 2.14) after the earlier of (i) as to a particular Holder, such time as such Holder is able to dispose of all of the Registrable Securities then outstanding held by such Holder in one three-month period pursuant to Rule 144, and (ii) as to all Holders, five (5) years after the closing of the Qualified IPO.

3.	Right of First Offer.

3.1 Right of First Offer. Subject to the terms and conditions specified in this Section 3.1, the Company hereby grants to the holder(s) of Preferred Shares (the “Right Holder”) a right of first offer (the “Right of First Offer”) to purchase its Pro Rata Share (as hereinafter defined) (in whole or in part) with respect to future sales by the Company of New Securities (as hereinafter defined).

Subject to Section 3.1(d), each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its shares (“New Securities”), the Company shall first make an offering of such New Securities to each Right Holder in accordance with the following provisions:

(a) In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Right Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Right Holder shall have ten (10) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Right Holder’s Pro Rata Share (as defined below) of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Right Holder’s Pro Rata Share). If any Right Holder fails to so agree in writing within such ten (10) Business Day period to purchase such Right Holder’s full Pro Rata Share of an offering of New Securities, then such Right Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase. An Right Holder’s “Pro Rata Share” for purposes of Right of First Offer under this Section 3.1 is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Right Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of First Offer under this Section 3.1.

(b) If any Right Holder fails or declines to exercise its right under this Section 3.1 in accordance with subsection 3.1(a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Right Holders who exercised in full their Right of First Offer (the “Right Participants” and each, a “Right Participant”) in accordance with subsection 3.1(a) above. Each Right Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.1 and the Company shall so notify the Right Participants within fifteen (15) Business Days following the date of the Second Participation Notice.

(c) Upon the expiration of the Second Participation Period, or in the event no Right Holder exercises the Right of First Offer within ten (10) Business Days following the issuance of the First Participation Notice, the Company shall have sixty (60) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of First Offer hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such 60 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Right Holders pursuant to this Section 3.1.

(d) Notwithstanding the foregoing, New Securities does not include Ordinary Shares, Options (as defined in the Articles), Convertible Securities (as defined in the Articles) or other equity securities of the Company issued or issuable (or deemed to be issued or issuable pursuant to Article 19 of the Articles):

(i) upon conversion of Preferred Shares;

(ii) upon exercise of options or warrants to purchase Ordinary Shares issued from time to time to employees, officers, directors or consultants of the Company approved by the Board of Directors, which approval includes the approval of the Sungy Director;

(iii) pursuant to Recapitalizations; and

(iv) in an IPO.

3.2 Termination of Right. The right of first offer granted hereunder shall expire immediately prior to the closing of the IPO.

4.	Miscellaneous.

4.1 Term and Termination. This Agreement shall become effective as of the date of this Agreement. Section 1 shall terminate in accordance with Section 1.11; the registration rights granted pursuant to Section 2 shall terminate in accordance with Section 2.18; and Section 3 shall terminate in accordance with Section 3.2.

4.2 Waivers and Amendments. With the written consent of the Company, the Founders and the Investor, the obligations and rights of the Company, the Founders and the Investor under this Agreement may be amended and any of its terms may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) and any amendments or waivers so approved shall be binding as to all parties. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, but only by a signed statement in writing. Notwithstanding anything to the contrary in this Section 4.2, no waiver or amendment which would have the effect of substantially prejudicing the rights and obligations of the Founders in relation to the rights and obligations of the Investor shall be effective against the Founders without the consent of holders of a majority of the then outstanding Founders’ Shares. Upon the effectuation of each such waiver, consent, agreement, amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Preferred Shares, Conversion Shares or Founders’ Shares who have not previously consented thereto in writing.

4.3 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of Hong Kong without regard to principles of conflicts of laws.

4.4 Dispute Resolution.

Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party with notice to the other parties. The arbitration shall be held in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”); (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of HKIAC in any such arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

4.5 Other Remedies; Specific Performance.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof as permitted by Rule 43 of the Rules, this being in addition to any other remedy to which they are entitled at law or in equity.

4.6 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators.

4.7 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled upon the consummation of the Closing. Without limiting the generality of the foregoing, this Agreement, upon the consummation of the Closing, shall supersede and replace the previous Members Agreement of the Company in its entirety.

4.8 Notices, etc. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by 15 days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 4.8). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

4.9 Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.10 Information Confidential. Each Member will hold in strict confidence and will not disclose, except for purposes of enforcing their rights under and making investment decisions relating to this Agreement, any confidential information about the Company (which shall include, but is not limited to, any information provided to Members pursuant to Section 1.1 hereof) or its business received from the Company except information (i) which the Company authorizes the Members to use or disclose, (ii) which is known to the Members prior to its disclosure by the Company, (iii) which becomes generally known in the industry through no fault of the Members, (iv) which was independently developed (as evidenced by written records) without any use of the Company’s confidential information, or (v) which Members are compelled by law to reveal. Any Member that is a partnership shall be allowed to disclose confidential information received from the Company about the Company or its business to any former or current partner, limited partner, general partner or management company of such Member (or any employee or representative of any of the foregoing) (each of the foregoing, a “Permitted Disclosee”) or legal counsel, accountants or representatives for such Member or Permitted Disclosee on a confidential basis to the extent necessary to meet its existing obligations to such recipient and provided such recipient complies with the confidentiality provisions of this Section 4.10.

4.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

4.12 Counterparts. This Agreement may be executed in any number of counterparts, including electronic or facsimile transmissions, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

4.13 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Investor, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Investor of any breach or default under this Agreement, or any waiver by the Investor of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Investor, shall be cumulative and not alternative.

4.14 Share Splits. All references to the number of shares in this Agreement shall be appropriately adjusted to reflect any Recapitalizations, which may be made by the Company after the Closing.

4.15 Aggregation of Stock. All shares of the Company held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

MOBILEWOO TECHNOLOGY HOLDINGS LIMITED.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo Technology Holdings Limited:

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HK Sub:

MOBILEWOO (CHINA) TECHNOLOGY DEVELOPMENT LIMITED

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo (China) Technology Development Limited

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WFOE:

BEIJING MOBILEWOO TECHNOLOGY CO., LTD.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Legal Representative

Mail Address of Beijing MobileWoo Technology Co., Ltd.

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Beijing M15:

BEIJING MOBILEWO INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Legal Representative

Mail Address of Beijing MobileWo Information Technology Co., Ltd.

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Beijing MobileWu:

BEIJING MOBILEWU INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Legal Representative

Mail Address of Beijing MobileWu Information Technology Co., Ltd.

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Shenzhen Taoshenbian:

SHENZHEN TAOSHENBIAN ELECTRONIC COMMERCE CO., LTD.

By:	/s/ Wei Wang
Print Name of Authorized Signatory: Wei Zhang
Title of Authorized Signatory: Legal Representative

Mail Address of Shenzhen Taoshenbian Electronic Commerce Co., Ltd.

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Purchaser:

SUNGY MOBILE LIMITED

By:	/s/ Yuqiang Deng
Print Name of Authorized Signatory: Yuqiang Deng
Title of Authorized Signatory: Chairman and Chief Executive Officer

Mail Address of Sungy Mobile Limited:

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Founders’ BVI Holding Entity:

MOBILEWOO TECHNOLOGY LIMITED

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo Technology Limited:

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Founders

/s/ Zhi Zhu
Zhi Zhu

/s/ Wei Zhang
Wei Zhang

/s/ Xue Guo
Xue Guo

/s/ Jian Chen
Jian Chen

Mail Address of the Founders:

SIGNATURE PAGE TO MEMBERS AGREEMENT

Exhibit A

Purchaser

Purchaser	Number of Shares	Purchase Price (USD)
Sungy Mobile Limited	11,500,000 Series A Shares (purchased from Northern Light Venture Capital II, Ltd.)	1,220,085
	5,743,056 Series B Shares (purchased from Northern Light Venture Capital II, Ltd.)	4,035,000
	5,743,056 Series B Shares (purchased from Sina Hong Kong Ltd.)	2,035,000
	3,445,833 Series B Shares (purchased from the Company)	1,182,942

Total:	26,431,945	8,473,027

Exhibit B

Schedule of Founders

Name of Founder	Number of Shares of the Company
Zhi Zhu	26,331,944 (including the shares indirectly held through the Founders’ BVI Holding Entity)
Wei Zhang	1,555,556 (indirectly held through the Founders’ BVI Holding Entity)
Xue Guo	1,555,556 (indirectly held through the Founders’ BVI Holding Entity)
Jian Chen	1,555,555 (indirectly held through the Founders’ BVI Holding Entity)

TOTAL	30,998,611